EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT



        EMPLOYMENT AGREEMENT (this "Employment Agreement") entered into as of January 1, 2001, by and between Horseshoe Gaming Holding Corp., a Delaware corporation ("Employer"), and Dominic F. Polizzotto ("Employee").

                                    RECITALS

        WHEREAS, Employer's subsidiaries and affiliates have developed and are currently operating casino and hotel facilities in Tunica, Mississippi; Bossier City, Louisiana; and Hammond, Indiana; and

        WHEREAS, Employer desires to employ Employee, and Employee desires to accept such employment, pursuant to the terms of this Employment Agreement, and in furtherance of such desires Employer and Employee wish to enter into this Employment Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

                                    AGREEMENT

        1. Definitions. All capitalized words referenced or used in this Employment Agreement and not specifically defined herein shall have the meanings set forth on Exhibit A, which is attached hereto and by this reference made a part hereof.

        2. Term. This Employment Agreement shall become effective on the date first written above (the "Commencement Date") and shall terminate pursuant to
Section 8.

        3. Position to be Held by Employee. Employee is hereby employed and hired by Employer to serve and act as the Senior Vice President- General Counsel of Employer, and shall perform each and all of the duties and shall have all of the responsibilities described herein. Employee shall at all times report directly to and take directives from the Chief Executive Officer and the President of Employer (collectively, the "Supervisor") or such other executives of Employer as directed by Employer.

        4. Duties and Responsibilities.

                A. Duties. In Employee's capacity as Senior Vice President-General Counsel of Employer, Employee shall devote his best efforts and his full business time and attention to the performance of the duties customarily incident to the position of Senior Vice President- General

Counsel and to such other duties as may be reasonably requested by Supervisor in a manner so as to maximize, to the best of the Employee's ability, the profitability of the Employer, for and on behalf of the Employer in accordance with all applicable laws and regulations. The authority of Employee to bind Employer shall be as broad or as limited as may be determined from time to time by the Supervisor or the Board of Directors of Employer (the "Board"). Employee acknowledges and agrees that in connection with his employment he may be requested to travel on behalf of Employer.

                B. Fiduciary Duty. In every instance, Employee shall carry out his various duties and responsibilities in a fiduciary capacity on behalf of Employer, in an effort to maximize the profitability of Employer. In no event whatsoever shall Employee enter into any commitments or obligations, written or verbal, or take or omit to take any other action, the result of which would be to create a conflict of interest between Employer and Employee, or the result of which would (directly or indirectly) benefit Employee, any person or entity associated with or affiliated with Employee, or any person or entity in any manner involved in the gaming industry to the detriment of Employer. In all instances, Employee shall perform his services and oversee his department(s) in a thorough, competent, efficient and professional manner.

                C. Full-Time Effort. Employee acknowledges and agrees that the duties and responsibilities to be discharged by Employee require a full-time effort on the part of Employee, and accordingly, Employee agrees to devote his full-time effort and resources for and on behalf of Employer, and agrees that he will not, without the prior written consent of Employer, during the term hereof, enter into (directly or indirectly) any other business activities or ventures, other than investments which are passive in nature provided no such investment may exceed 5% of the equity securities of any entity without the prior approval of the Board.

                D. Directives from the Supervisor. In all instances, Employee agrees to carry out all of his duties and responsibilities as set forth herein pursuant to the guidance, directives and instructions of the Supervisor and agrees that at all times his authority shall be subordinate to such Supervisor. The wishes and directives of the Supervisor shall prevail in all matters and decisions as to which there is a disagreement between Employee and the Supervisor, and Employee shall carry out any and all lawful directives from the Supervisor to the best of his ability.

        5. Compensation. As compensation for the services to be rendered by Employee pursuant to the terms of this Employment Agreement, Employee shall be entitled to receive the following:

                A. a base salary of TWO HUNDRED AND SEVENTY THOUSAND DOLLARS ($270,000.00) per year (payable in equal bi-weekly installments) that may be adjusted annually by a merit increase based upon Employer's existing policy and an annual performance appraisal of Employee by Employer (the "Base Compensation");

                B. a discretionary bonus in an amount determined in accordance with Employer's bonus plan, as may be amended from time to time by Employer in Employer's sole discretion, (the "Bonus");



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                C. the right to participate in any employee stock option or stock purchase plan that may be adopted by Employer for its executive level employees, such participation to be at a level commensurate with that of other executives performing similar duties and at a similar compensation level as that of Employee;

                D. a bonus of EIGHTY FOUR THOUSAND THREE HUNDRED AND SIX DOLLARS ($84,306.00) shall be distributed to Employee by Employer on the earlier of (x) January 1, 2002, (y) the effective date of a Change in Control, or (z) the date Employee is terminated by Employer without cause, provided (i) Employee is not terminated by Employer for Cause and (ii) Employee does not resign from his position as Senior Vice President- General Counsel of Employer, prior to or on December 31, 2001; and

                E. a bonus of EIGHTY FOUR THOUSAND THREE HUNDRED AND SIX DOLLARS ($84,306.00) shall be distributed to Employee by Employer on the earlier of (x) January 1, 2003, (y) the effective date of a Change in Control, or (z) the date Employee is terminated by Employer without cause, provided (i) Employee is not terminated by Employer for Cause and (ii) Employee does not resign from his position as Senior Vice President- General Counsel of Employer, prior to or on December 31, 2002.

        6. Fringe Benefits. It is understood and agreed that the Base Compensation to be received by Employee is to be all-inclusive of other typical fringe benefits provided to executives in a similar position as Employee; provided, however, that Employee shall be entitled to the following benefits:

                A. reimbursement, on an on-going basis, for all reasonable entertainment, travel and other similar expenses incurred in the performance of his duties and responsibilities hereunder, such expenses to be subject to budgets established for such purpose and the Employer's reimbursement procedures;

                B. participation in such health coverage plans, policies and practices for Employee and all members of his immediate family which Employer may offer to its executives at a level commensurate with that of Employee in Employer's sole discretion, from time to time;

                C. participation in such pension plans as Employer shall adopt for all of its employees of Employer; it being understood and agreed that the only pension plan that Employer has adopted at this time is a Section 401(k) form of pension plan;

                D. occasional use of a company vehicle as and when needed in connection with the performance of Employee's duties and responsibilities;

                E. participation in Employer's vacation policy as may be in effect from time to time for employees at a level commensurate with Employee; and


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                F. participation in any agreement, which Employer may adopt in its sole discretion allowing for payment to employees at a level commensurate with Employee as a result of a change of control.

        7. Gaming License. Employee understands that it shall be necessary for Employee to maintain in full force and effect at all times, gaming licenses as required by certain jurisdictions in which subsidiaries or affiliates of Employer are conducting gaming operations. Accordingly, during the course of his employment, Employee agrees to use his best efforts to obtain and maintain such licenses, to fully cooperate in the investigation or investigations to be conducted in connection therewith and otherwise to fully comply with all requirements of applicable Gaming Authorities and Governmental Authorities.

        8. Termination.

                A. Termination With Cause. Employer may terminate Employee for "cause" as provided in this Section 8. For purposes of this Employment Agreement, "cause" means the occurrence of one or more of the following events:

                        1. the revocation, suspension or failure to renew for a period in excess of ninety (90) days, of any necessary gaming license due to an act or omission (or alleged act or omission) of Employee upon which the Gaming Authorities or Governmental Authorities have based their determination to revoke, suspend or fail to renew any gaming license;

                        2. failure or refusal by Employee to observe or perform any of the material provisions of this Employment Agreement or any other written agreement with Employer, or to perform in a reasonably satisfactory manner all of the material duties required of Employee under this Employment Agreement or any other written agreement with Employer;

                        3. commission of fraud, misappropriation, embezzlement or other acts of dishonesty, or conviction for any crime punishable as a felony or a gross misdemeanor involving dishonesty or moral turpitude or the use of illegal drugs while on duty for Employer or on the premises of any facility operated by Employer or one of its affiliated entities;

                        4. unreasonable refusal or failure to comply with the proper and lawful directives of and/or procedures established by the Supervisor, Chief Executive Officer, President, Chief Operating Officer or the Board (or persons of comparable or senior position);

                        5. the death of Employee; or

                        6. the mental or physical disability of Employee to such a degree that Employee, in the reasonable judgment of a licensed physician retained by Employer, is unable to carry out all of the obligations, duties and responsibilities set forth herein for a period in excess of ninety (90) days.



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                Termination of Employee's employment for cause under Subsection
8(A)(v) above shall be effective simultaneously with the occurrence of the circumstances giving rise to the termination. The Termination of Employee's employment for cause under Subsections 8(A)(i), 8(A)(iii) or 8(A)(vi) above shall be effective immediately upon notice thereof by Employer to Employee. Termination of Employee's employment for cause under Subsections 8(A)(ii) or 8(A)(iv) above shall be effective upon fourteen (14) days' prior notice thereof by Employer to Employee. The factual basis for termination for cause shall be included within any such notice of termination.

                B. Termination for Cause or Resignation. Upon termination of Employee's employment with Employer (i) by Employer for cause or (ii) upon the resignation of Employee, all compensation as defined by Section 5 herein and all fringe benefits as defined by Section 6 herein will cease at the effective date of termination.

                C. Termination Without Cause or Expiration of Term. Employer, in its discretion, may terminate Employee at any time without cause. If Employee is terminated by Employer without cause, in consideration of the covenants in
Section 10 below and commencing upon execution of a waiver and release, Employer shall pay Employee an amount equal to one (1) year of his Base Compensation, less federal, state and local withholding taxes, in equal installments, of not more than 26 installments and not less than 12 installments, over the course of the year following such termination. All fringe benefits as described in this Employment Agreement, or otherwise provided to Employee, including medical, life and disability insurance, shall terminate immediately upon the effective date of termination.

        9. Survival of Certain Covenants. The covenants not to compete, solicit or hire and the confidentiality agreements, set forth in Sections 10 and 11 herein shall continue to apply beyond termination in the manner and to the extent set forth herein.

        10. Covenants Not to Compete, Solicit or Hire.

                A. Covenant Not to Compete. If Employee ceases to be employed by Employer for any reason whatsoever, Employee shall not, for a period of time equal to one (1) year following the effective date of his termination, directly or indirectly, whether as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee, or in any other capacity, carry on, be engaged in or employed by or be a consultant to or to have any financial interest in any other casino or gaming operation of any kind conducting business within one hundred (100) miles of any other gaming facility principally owned or controlled by Jack B. Binion or members of his family or trusts for their benefit, Employer or Employer's subsidiaries or related companies, unless such gaming facility is located in Las Vegas, Reno, Lake Tahoe or Atlantic City. Employer and Employee agree that such covenant not to compete is a condition of Employee's employment and that the covenant not to compete has been given by Employee to Employer for full and adequate consideration. Nothing contained herein shall prohibit Employee from owing or holding stock in a casino or gaming operation wherever located, provided that such entity or entities operating and/or owing said gaming or casino operation is



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publicly traded and the stock owned or held by the Employee does not constitute more than one percent (1%) of the outstanding equity interest of said gaming or casino operation.

                B. Covenant Not to Solicit or Hire. If Employee ceases to be employed by Employer for any reason whatsoever, Employee shall not, for a period of time equal to one (1) year following the effective date of his termination, directly or indirectly, hire, retain or solicit, or cause any other employer of his or any other person who has retained Employee as a consultant or independent contractor to hire, retain or solicit, as an employee, consultant, independent contractor in a supervisory capacity or otherwise any person who was at any time during the period commencing on the date three (3) months prior to the Commencement Date and ending on the date of termination of Employee's employment hereunder, an employee of or consultant or independent contractor in a supervisory capacity to Employer or any other gaming operation principally owned or controlled by Jack B. Binion or members of his family or trusts for their benefit, Employer or Employer's subsidiaries or related companies.

        11. Nondisclosure of Confidential Information.

                A. Definition of Confidential Information. For purposes of this Employment Agreement, "Confidential Information" means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of Employer. Confidential Information includes, but is not limited to, information contained in or relating to the compensation and benefit plans, customer lists, account lists, price lists, product designs, marketing plans or proposals, acquisition or growth plans or proposals, customer information, merchandising, selling, accounting, finances, knowhow, trademarks, trade names, trade practices, trade secrets and other proprietary information of Employer.

                B. Employee Shall Not Disclose Confidential Information. Employee will not, during the term of Employee's employment and following the termination of this Employment Agreement, until such time as the confidential information becomes generally known to or readily ascertainable by proper means by the public, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any unauthorized person, firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of Employer. Nothing contained herein shall be interpreted or construed as restraining or preventing Employee from using Confidential Information in the proper conduct of services to be rendered by Employee on behalf of Employer pursuant to this Employment Agreement. Mistake or lack of knowledge as to the status of information wrongly disclosed or used by Employer shall not serve as a defense to a breach of this provision.

                C. Rights to Publish. During the term of this Employment Agreement and thereafter, Employee shall not produce for publication, circulation or production any movies or writing of any kind, including but not limited to articles, books, manuscripts and screenplays about, concerning, discussing, or mentioning Jack B. Binion, or any person related to Jack B. Binion by blood or marriage whether such related person is now or at a later date deceased. Further, Employee shall not disclose any information to any party, or consult with any person or


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entity engaged in or making any efforts to publish, circulate or produce any writing, movie or television program of any kind whatsoever including but not limited to an article, book, manuscript, or screenplay concerning Jack B. Binion, or any person related to Jack B. Binion by blood or marriage whether such related person is now or at a later date deceased.

                D. Scope. Employee's covenant in Subsection 11(B) above not to disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources other than from Employer, or its agents, lawyers or accountants, provided however, that such information received is not received from sources which received the information in an improper manner or against the wishes of Employer.

                E. Title. All documents and other tangible or intangible property relating in any way to the business of Employer which are conceived or generated by Employee or come into Employee's possession during Employee's employment with Employer shall be and remain the exclusive property of Employer, and Employee agrees to return immediately to Employer, upon its request, all such documents and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of Employer and which relate in any way to the business, employees, customers, services, products, practices or techniques of Employer, as well as all other property of Employer, including but not limited to, all documents which in whole or in part contain any Confidential Information of Employer which in any of these cases are in Employee's possession or under Employee's control.

                F. Compelled Disclosure. In the event a third party seeks to compel disclosure of Confidential Information by Employee by judicial or administrative process, Employee shall promptly notify Employer of such occurrence and furnish to Employer a copy of the demand, summons, subpoena or other process served upon Employee to compel such disclosure, and will permit Employer to assume, at its expense, but with Employee's full cooperation, defense of such disclosure demand. In the event that Employer refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial judgment is issued compelling Employee to disclose Confidential Information, Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

        12. Reasonableness of Terms. The Employer and the Employee stipulate and agree that the terms and covenants contained in Section 10 and Section 11 herein are fair and reasonable in all respects, including the time period and geographical coverage in Section 10, and that these restrictions are designed for the reasonable protection of the Employer's business and Employer's legitimate interests therein, do not stifle the inherent skills or experience of Employee and would not operate as a bar to Employee's sole means of earning wages. In the event that these restrictions are found to be overly broad or unreasonable, the Employer and the Employee agree that such restrictions shall be severable and enforceable on such modified terms as may be deemed reasonable and enforceable by a court of competent jurisdiction.



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

        13. Representations and Warranties.

                Employee hereby represents and warrants to Employer and its affiliated or related entities that:

                A. the execution, delivery and performance by Employee of this Employment Agreement will not conflict with, violate the terms of or create a default under any other agreement by which Employee is bound, including without limitation Employee's present employment or similar agreements, whether oral or written;

                B. no Gaming Authority or other Governmental Authority has ever denied or otherwise declined to issue any gaming license or related authorization applied for by Employee;

                C. Employee is not aware of any facts which, if known to any Gaming Authority or other Governmental Authority, would cause the refusal of his application for, or renewal of, any gaming licenses required to be obtained by Employee pursuant to Section 7 of this Employment Agreement;

                D. Employee is not aware of any mental, physical or emotional condition which currently affects Employee, and which might result in Employee's being unable to carry out all of his duties, obligations and responsibilities set forth herein;

                E. Employee understands and agrees that Employer is entering into this Employment Agreement in strict reliance upon the representations and warranties of Employee set forth herein, and that a breach of any of said representations and warranties by Employee would constitute a default hereunder; and

                F. Employee has received and reviewed Employer's current vacation policy and understands and agrees to its terms.

        14. Entire Agreement. This Employment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter set forth herein, and supersedes any and all previous oral or written agreements, understandings or discussions between the parties hereto with respect to the subject matter set forth herein with respect to the employment of Employee.

        15. All Amendments in Writing. This Employment Agreement may be amended only pursuant to a written instrument executed by Employer and Employee. It shall not be reasonable for either Employer or Employee to rely on any oral statements or representations by the other party that are in conflict with the terms of this Employment Agreement.

        16. Arbitration. In the event of any dispute or controversy between Employer and Employee with respect to any of the matters set forth herein, both Employer and Employee agree to submit such dispute or controversy to binding arbitration, to be conducted in Las Vegas, Nevada pursuant to the then prevailing rules and regulations of the American Arbitration




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Association. In such arbitration, the prevailing party shall be entitled, in addition to any award made in such proceeding, to recover all of its costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees. This provision does not in any way affect Section 24 of this Employment Agreement.

        17. Governing Law. This Employment Agreement shall be governed and construed in accordance with the internal laws of the State of Illinois. The terms of this Employment Agreement are intended to supplement but not displace, the parties respective rights under the Illinois Trade Secrets Act, 765 ILCS 1065/1, et seq., as amended, and any similar laws adopted in Indiana, Nevada, Mississippi or Louisiana.

        18. Notices. All notices required or desired to be given under this Employment Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the date of receipt by the party to whom notice is to be given if transmitted to such party by telefax, provided a copy is mailed as set forth below on the date of transmission, or (iii) on the third day after mailing if mailed to the party to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the following addresses or to such other address as may be provided from time to time by one party to the other:

                      If to Employer:

                             Horseshoe Gaming Holding Corp.
                             18454 S. West Creek Drive
                             Tinley Park, Illinois 60477
                             Attn:  Chief Operating Officer
                             Telecopy: (708) 429-8301
                             Phone: (709) 429-8300

                      If to Employee:

                             Dominic F. Polizzotto, Esq.
                             22455 Ledgestone Way
                             Frankfort, IL  60432

        19. Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, administrators and assigns. Notwithstanding the foregoing, Employee understands and agrees that the nature of this Employment Agreement is a personal services agreement, and that Employer is entering into this Employment Agreement based upon the specific services to be rendered personally by Employee hereunder; and accordingly, Employee shall not assign, transfer or delegate in any manner any of his duties, responsibilities or obligations hereunder.



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        20. No Third Party Beneficiaries. This Employment Agreement is solely for the benefit of Employee, Employer, Employer's affiliated or related companies, Jack B. Binion and his heirs, and in no event shall any other person or entity by deemed or construed as a third party beneficiary of any of the provisions or conditions set forth herein.

        21. Waiver. No waiver of any term, condition or covenant of this Employment Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

        22. Construction. Whenever possible, each provision of this Employment Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Employment Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Employment Agreement. Without limiting the generality of the foregoing, if any court determines that the term or the business or geographic scope of the covenants contained in Subsections 10(A) or 10(B) is impermissible due to the extent thereof, said covenant shall be modified to reduce its term and/or business or geographic scope, as the case may be, to the extent necessary to make such covenant valid, and said covenant shall be enforced as modified.

        23. Withholding. Employer shall withhold from any payments due to Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

        24. Injunctive Relief. Employee and Employer each acknowledge that the provisions of Sections 10 and 11 are reasonable and necessary, that the damages that would be suffered as a result of a breach or threatened breach by Employee of Sections 10 and/or 11 may not be calculable, and that the award of a money judgment to Employer for such a breach or threatened breach thereof by Employee would be an inadequate remedy. Consequently, Employee agrees that in addition to any other remedy to which Employer may be entitled in law or in equity, the provisions of Sections 10 and 11 may be enforced by Employer by injunctive or other equitable relief, including a temporary and/or permanent injunction (without proving a breach therefor), and Employer shall not be obligated to post bond or other security in seeking such relief. Employee hereby waives any and all objections he may have and consents to the jurisdiction of any state or federal court located in the State of Nevada, Mississippi, Illinois, Indiana or Louisiana and hereby waives any and all objections to venue.

        25. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

        26. Intellectual Property. Employee shall disclose all inventions, improvements, works of authorship and other inventions of any kind that Employee makes, develops or conceives in the course of performing work for Employer ("Innovations") whether or not they are eligible for



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

patent, copyright, trademark, trade secret or other legal protection. Employee agrees that all Innovations will be the sole and exclusive property of Employer and hereby assigns Employer all right in the Innovations and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, right of priority and other proprietary rights. Employee also hereby irrevocably transfers and assigns to Employer and waives and agrees never to assert, any and all "Moral Rights" (as defined below) Employee may have in or with respect to any Innovations. "Moral Rights" is defined as any rights to claim authorship of Innovation, to object to or prevent any modification of any Innovation, to withdraw from circulation or control the publication or distribution of any Innovation, any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a "moral right".



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               IN WITNESS WHEREOF, the undersigned have executed this Employment
Agreement as of the date and year first above written.



        "EMPLOYER"                        HORSESHOE GAMING HOLDING CORP.
                                             A Delaware corporation


                                          By:      /s/ Jack Binion
                                             -------------------------------
                                              Jack Binion, CEO


        "EMPLOYEE"

                                               /s/ Dominic F. Polizzotto
                                          ----------------------------------
                                          Dominic F. Polizzotto


                                    EXHIBIT A


                                   DEFINITIONS


               All capitalized terms referenced or used in this Employment Agreement and not specifically defined therein shall have the meaning set forth below in this Exhibit A, which is attached to and made a part of this Employment Agreement for all purposes.

               Gaming Authority. The term "Gaming Authority" shall mean all agencies, authorities and instrumentalities of any state, nation (including Native American nations) or other governmental entity or any subdivision thereof, regulating gaming or related activities in the United States or any state or political subdivision thereof, including, without limitation, the Nevada, Illinois, Indiana, Mississippi and Louisiana gaming commissions.

               Governmental Authority. The term "Governmental Authority" means the governments of (i) the United States of America, (ii) the State of Mississippi, (iii) Tunica County, Mississippi, (iv) the State of Louisiana, (v) Bossier City, Louisiana, (vi) the State of Illinois, (vii) Joliet, Illinois,
(viii) the State of Indiana, (ix) Hammond, Indiana and (x) any other political subdivision of any state of the United States in which a casino or gaming facility is operated by Employer, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state or local, having or exercising jurisdiction over Employer or a facility operated by Employer, and including, without limitation, any Gaming Authority.


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